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                                                                    EXHIBIT 10.4










                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION




Application of West Penn Power              :
Company for Approval of its                 :        Docket No. R-00973981
Restructuring Plan Under Section 2806       :
of the Public Utility Code, et al.          :




                      JOINT PETITION FOR FULL SETTLEMENT OF
                WEST PENN POWER COMPANY'S RESTRUCTURING PLAN AND
                            RELATED COURT PROCEEDINGS




November 3, 1998

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                                TABLE OF CONTENTS


1.  SUMMARY OF SETTLEMENT................................................    3


II.  BACKGROUND..........................................................    5


III.  TERMS AND CONDITIONS...............................................    8

   A.  Stranded Costs....................................................    8

   B.  Collection and Rates..............................................   13

   C.  Provider of Last Resort...........................................   17

   D.  Environmental Issues..............................................   22

   E.  Universal Service and Energy Conservation.........................   26

   F.  Industrial Tariffs................................................   28

   G.  Billing and Metering..............................................   29

   H.  Phase-In..........................................................   34

   I.  EGS Function......................................................   34

   J.  Code of Conduct...................................................   36

   K.  Transfer of Generating Assets.....................................   36

   L.  Miscellaneous.....................................................   39

   M.  Resolution of Other Issues........................................   41

   N.  Withdrawal of Pending State And Federal Court Cases...............   41

   O.  Effectiveness, Duration And Enforcement Of Settlement.............   43

   P.  Complete Agreement; No Alterations Or Modifications...............   44

IV.  PUBLIC INTEREST CONSIDERATIONS......................................   46

V.  CONCLUSION...........................................................   49

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                   APPENDICES TO JOINT PETITION FOR SETTLEMENT


A. Summary of West Penn Power Company's System Average unbundled Rates and CTC Revenues

B.       West Penn Power Company's General Tariffs
                  Supplement No. 119 to Tariff No. 37
                  Supplement No. 140 to Tariff No. 39

C.       Rules for Competitive Billing and Metering

D.       Rate Credits for Competitive Metering and Billing

E.       Application of West Penn Power Company for a Qualified Rate Order

F.       West Penn Power Company Electric Generation Coordination Tariff

G.       West Penn Power Competitive Safeguards

H.       West Penn Power Company Interim Code of Conduct

I.       West Penn Power Company Competitive Organization

J. West Penn Power Company Generation Assets and Liability Accounts for Transfer

K.       West Penn Power Company Proof of Revenues (1999-2008)



[Appendices not included in this filing]


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                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION


Application of West Penn Power Company for       :
Approval of Restructuring Plan Under             :        Docket No. R-00973981
Section 2806 of the Public Utility Code          :


                      JOINT PETITION FOR FULL SETTLEMENT OF
                            WEST PENN POWER COMPANY'S
                             RESTRUCTURING PLAN AND
                            RELATED COURT PROCEEDINGS


                  West Penn Power Company ("West Penn" or "Allegheny" or the"Company"); the Office of Consumer Advocate ("OCA"); the Office of Small Business Advocate ("OSBA"); the Office of Trial Staff ("OTS"); the West Penn Power Industrial Intervenors ("WPPII"); Allegheny Electric Cooperative ("AEC"); Pennsylvania Retailers' Association ("PRA"); Enron Power Marketing, Inc.("Enron"); Mid-Atlantic Power Supply Association ("MAPSA"); New Energy Ventures East L.L.C. ("NEV"); Community Action Association of Pennsylvania ("CAAP"); the Environmentalists; Hospital Shared Services, Inc./ Administrative Resources, Inc. ("HSS/ARI"); and The Pennsylvania State University ("Penn State"); PECO Energy Company ("PECO") and other parties designated on the signature pages (all such parties collectively referred to as the "Joint Petitioners"), by their counsel, respectfully submit this Joint Petition for Full Settlement of West Penn's Proposed Restructuring Plan and Related Appeals ("Joint Petition").

                  The terms and conditions of the Joint Petition represent a comprehensive settlement which resolves all issues before the Commonwealth Court and all issues before the U.S. District Court arising from challenges by the Joint Petitioners to the Commission's final order, reconsideration order, compliance order and any related appeals regarding West Penn's Application for Approval of its Restructuring Plan Under Section 2806 of the Public Utility Code. The Joint Petitioners aver that this comprehensive settlement is in the public




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interest and, therefore, request that the Commission: (1) approve without modification the proposed settlement as set forth in the Joint Petition; (2) amend the Commission's final order, reconsideration order and compliance orders as necessary to implement the full settlement; (3) approve the tariff supplements necessary to implement the proposed settlement as appended hereto;
(4) issue a Qualified Rate Order authorizing West Penn to securitize up to $670 million of stranded assets and costs as agreed to herein; (5) approve West Penn's transfer of generation assets as set forth herein, including potential adjustment of recovery of stranded costs determined, at West Penn's option, by divestiture of generation assets; and (6) approve West Penn's establishment of a regulatory asset for CTC revenues as described more fully herein.

                  In support of their request, the Joint Petitioners state as follows:


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         I.       SUMMARY OF SETTLEMENT

                  The Joint Petitioners have agreed to the proposed settlement terms and conditions set forth in this document as a means to resolve, finally and equitably, all issues arising from West Penn's proposed restructuring plan, in lieu of further protracted and expensive litigation in state and federal courts.

                  In particular, the Joint Petitioners have agreed to terms and conditions that fairly balance the interests of all parties affected by West Penn's restructuring plan and that foster the creation of a competitive market. All West Penn retail customer classes will receive a guaranteed 2.5% rate reduction effective January 1, 1999, the start date of retail electric generation competition, through December 31, 1999. In addition to the guaranteed rate reduction, customers shall receive system-average shopping credits of 3.16 cents per KWH on January 1, 1999, with a steady escalation of the shopping credit throughout the entire recovery period of the Competitive Transition Charges ("CTCs"). Customers that elect to shop for generation could receive rate reductions in 1999 equal to the 2.5% rate decrease plus savings produced by the difference between their generation purchase price and their shopping credit. In addition, West Penn agrees to cap its rates to customers at the levels currently in effect until at least January 1, 2006 and its generation rates at the levels set forth in Appendix A until at least January 1, 2009, subject to the terms contained herein.

                  In the event that Allegheny Energy, Inc.'s ("Allegheny Energy") proposed merger with DQE, Inc. ("DQE") is consummated, system average shopping credits will escalate from 3.16 cents per KWH in 1999 to 4.09 cents per KWH in 2008, and distribution rates will be reduced starting in 2001.

                  In addition, subject to the terms contained herein, West Penn shall (1) recover a substantially smaller amount of stranded cost recovery than it claimed before the

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Commission; (2) be subject to competitive safeguards to ensure fair dealing; (3)
expand its current universal service programs; (4) accelerate the phase-in for customer choice for all customer classes; (5) educate consumers about restructuring; (6) facilitate funding of sustainable energy; (7) encourage small renewable energy technologies; (8) withdraw all of its proceedings before the Commonwealth Court and its civil complaint before the U.S. District Court challenging the Commission's Restructuring Order, Reconsideration Order, and Compliance Orders at Docket No. R-00973981; (9) accelerate the recognition of
CTC revenue through the creation of a regulatory asset; (10) be required to securitize up to 100% of stranded costs with 75% of the savings realized from such securitization shared with consumers; (11) be permitted to transfer generation assets to an affiliate; and (12) be required to adjust the CTC recovery in the event West Penn sells its generation assets within the next three years.

                  The other Joint Petitioners, in turn, agree to resolve all objections to West Penn's Restructuring Plan, as set forth herein, and to withdraw (1) all cases pending before the Commonwealth Court which challenge the constitutionality of the Electric Competition Act except as specifically provided in Paragraph N.5. and (2) all proceedings pending before the Commonwealth Court which challenge the Commission's Restructuring Order, Reconsideration Order and Compliance Orders at Docket No. R-00973981, as set forth in Part N herein.

         II.      BACKGROUND

                   1. On December 3, 1996, Governor Ridge signed into law the Electricity Generation Customer Choice and Competition Act (66 Pa. C.S. Sections 2801 et seq.) (the "Electric Competition Act"). The Electric Competition Act fundamentally restructures the

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provision of retail electric service in Pennsylvania by mandating the introduction of customer choice of generation supplier commencing January 1, 1999.

                  2. On August 1, 1997, West Penn submitted a comprehensive Restructuring Plan in which it requested the Commission to approve (1) the imposition of unbundled rates, CTCs and specific tariff provisions to ensure customers direct access to all electric generation suppliers licensed under Chapter 28 of the Public Utility Code to offer services authorized under the licenses within the Commonwealth of Pennsylvania ("EGSs"); (2) the recovery of $1.2 billion of stranded costs net of mitigation; (3) the implementation of a plan to meet its universal service obligations, including a mechanism to recover the costs of those obligations; (4) the implementation of a proposed Consumer Education Program; and (5) implementation of procedures to establish West Penn as a provider of last resort.

                  3. West Penn provided notice of its Restructuring Plan filing to all customers by bill insert. In addition, notice of the filing was published in newspapers of general circulation in West Penn's service territory. West Penn also provided a summary of the filing to all individuals on the Commission's Executive Director's Stakeholders list.

                  4. West Penn's filing was assigned to Administrative Law Judge Larry Gesoff (the "ALJ"). Thereafter, the parties above intervened in the proceeding. Extensive testimony addressing almost every aspect of West Penn's Restructuring Plan was filed by West Penn and the other active parties. In addition, three public input hearings were held at which a total of thirteen individuals testified. Evidentiary hearings were held on December 15-19, 1997, and January 5-7, 1998. The record in this proceeding was closed on



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January 30, 1998. On February 12, 1998, ALJ Gesoff denied West Penn's Motion to
Compel and Reopen.

                  5. On March 23, 1998, ALJ Gesoff issued his Recommended Decision. Among other things, the ALJ recommended that West Penn recover, through the CTC, approximately $241 million in stranded costs.

                  6. At its public meeting on May 21, 1998, the Commission adopted an Opinion and Order which modified the ALJ's Recommended Decision and West Penn's proposed Restructuring Plan. The Opinion and Order, which issued on May 29, 1998, determined, inter alia, that West Penn's proven net stranded costs were $593 million (or $524.2 million in the event that the proposed merger between Allegheny Energy and DQE is consummated) and that unbundling of West Penn's rates resulted in a customer shopping credit of 3.12 cents per KWH in the first year (assuming that the merger took place).

                  7. On June 12, 1998, West Penn and HSS/ARI, filed petitions requesting that the Commission rehear, reconsider, clarify and amend certain aspects of its Restructuring Order. By Opinion and Order entered July 21, 1998, the Commission denied the petitions with a few limited exceptions; the Commission granted West Penn's request to correct a typographical error which incorrectly identified the date of full phase-in, and to correct an error in the Deferred Emission Allowances calculation. This change increased the amount of stranded costs recoverable by West Penn by $522,000. In order to preserve the shopping credit of 3.12 cents per KWH in 1999, the Commission extended the recovery period for West Penn's CTC through June 30, 2006.

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                  8. In response to the Restructuring Order entered May 29,
1998, the Reconsideration Order entered July 21, 1998, and the Commission's orders on West Penn's compliance filings, West Penn has filed appeals to the Commonwealth Court and a civil complaint action in the U.S. District Court. In addition, an appeal to the Commonwealth Court challenging various aspects of the Commission's orders has been filed by HSS/ARI. Cross appeals have been filed by OCA and WPPII. WPPII also filed an appeal from one of the Commission's Compliance Orders. An original jurisdiction action for Declaratory Judgment was filed with the Commonwealth Court by West Penn on September 2, 1998.

                  9. On and after August 14, 1998, the Joint Petitioners signed a "Pre-Settlement Agreement" designed to set forth the procedural ground rules for participation in settlement negotiations aimed at resolving the matter in lieu of further litigation in state and federal courts. Talks initially terminated without a resolution, but were restarted on October 16, 1998. This Joint Petition is the product of these negotiations.

         III.     TERMS AND CONDITIONS

                  1. The Joint Petitioners, intending to be legally bound and for consideration given, agree as follows:

                  A.       STRANDED COSTS

                           A. 1. West Penn shall be permitted to recover from
its retail electric customers $670 million of stranded assets and costs ($630 million in the event a merger with DQE occurs) through either a CTC (to remain in effect from January 1, 1999 to December 31, 2008) and/or an Intangible Transition Charge ("ITC") to be put in place any time after the effective date of this Settlement and the issuance of transition bonds and to remain in effect up to December 31, 2008.

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                           A.2. West Penn requests the Commission to declare
that good cause has been shown under Section 2808 of the Electric Competition Act to permit West Penn to recover the stranded assets and costs set forth below through a CTC or ITC extending to December 31, 2008. West Penn also requests that the Commission expressly find that the transition and stranded cost recovery and level of CTC/ITC charges to customers and the recording of a regulatory asset associated with such recovery as provided herein are just and reasonable and that securitization of up to $670 million of stranded costs is just and reasonable and in the public interest.

                           A.3. The other Joint Petitioners do not object to
these findings. The total authorized recovery of $670 million (or $630 million in the event of a merger with DQE) includes all amounts previously approved for recovery by the Commission in its May 29, 1998 Restructuring Order and its July 21, 1998 Reconsideration Order at Docket No. R-00973981, and all amounts of stranded cost recovery above the amount previously ordered by the Commission shall be deemed to apply to West Penn's owned generation assets.

                           A.4. Under the terms of this Settlement, West Penn
shall be permitted to recover $670 million (or $630 million in the event of a merger with DQE) for transition and stranded costs through a CTC and/or an ITC as set forth in Appendices A, B and K and Paragraphs A.1, A.5, B.I. and B.2. Subject to the provisions of Section A.6, this total authorized recovery of $670 million (or $630 million in the event of a merger with DQE) constitutes full and final satisfaction of all transition and stranded costs that West Penn has claimed or could have claimed before the Commission pursuant to Section 2808 of the Electric Competition Act. The Appendices also set forth the shopping credits and CTC recovery of $630 million dollars, in the event the merger with DQE is consummated.


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                           A.5. West Penn will seek to securitize an amount not
exceeding $670 million (or $630 million in the event of a merger with DQE) in stranded costs, subject to the requirements of the Electric Competition Act and the terms and conditions set forth below. The Joint Petitioners agree that 75% of the annual net savings of West Penn's securitization of stranded costs will be applied to reduce the CTC/ITC as those savings are realized as set forth in a securitization compliance filing and the remaining 25% of the annual net savings of securitization will be retained by West Penn. The savings from securitization are provided for in these CTC/ITC reductions and constitute full compliance with Sections 2808(e) and 2812(b)(2) of the Electric Competition Act and no further rate adjustment is required. 66 Pa. C.S. Sections 2808(e) and 2812(b)(2).
West Penn is required to seek securitization of its stranded assets and costs under reasonable terms and conditions, absent a legal impediment as reasonably determined by West Penn's Vice President-Legal. The effectiveness of this Settlement is contingent upon the issuance by the Commission simultaneous with approval of this Settlement of an irrevocable Qualified Rate Order as set forth in Appendix E under Section 2812 of the Electric Competition Act (66 Pa. C.S.
Section 2812) authorizing the issuance of up to $670 million (or $630 million in the event of a merger with DQE) of Transition Bonds at any time after the issuance of such Qualified Rate Order, provided that the ITC charges to customers terminate no later than December 31, 2008. West Penn hereby applies for the issuance of a Qualified Rate Order as set forth in Appendix E which is incorporated as a part of this Settlement. The Joint Petitioners agree not to oppose West Penn's application for a Qualified Rate Order and West Penn's securitization of its stranded assets and costs in accordance with this agreement. The Joint Petitioners agree that, to the extent necessary, the testimony, exhibits, applications and other documents submitted by the parties and the record from the hearings in this proceeding form the basis for this Settlement and West Penn's Application for a Qualified Rate Order.

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                           A.6 Notwithstanding anything else contained herein to
the contrary, in the event West Penn (or its affiliate, if a transfer has been undertaken pursuant to Section K) enters into a definitive agreement to sell all or a portion of its generating assets under the circumstances set forth below on or before January 1, 2002, West Penn shall, upon application to and approval by the Commission, adjust its stranded cost recovery amount to reflect actual stranded costs as determined by a divestiture of generation assets. Such adjustment shall only apply to generation sales pursuant to a voluntary divestiture of all West Penn owned generation, or to an involuntary divestiture of individual stations required by a final order of this Commission, the Federal Energy Regulatory Commission or the Department of Justice as a condition of approval for the proposed merger of Allegheny Energy and DQE. Such adjustment shall take into account any expenses associated with a divestiture, including any impact on securitization bonds. In the event of a partial divestiture, ordered as set forth above, the Company's stranded costs will be adjusted by the difference between the after tax proceeds from such sale and the market value of the sold assets as set forth in Appendix L. If West Penn seeks a voluntary divestiture of a portion of its generating assets, West Penn shall seek approval of such transfer from the Commission and all parties reserve the right to present all positions in that proceeding regarding appropriate adjustment to the stranded cost amount.

                           A. 7. In the event West Penn (or its affiliate, if a
transfer has been undertaken pursuant to Section K) enters into a definitive agreement to sell all of its generating assets after January 1, 2002, 100% of the net Pennsylvania jurisdictional proceeds shall be utilized to offset all of the Company's stranded costs (including all CTC collections) up to the total amount of the stranded cost approved for recovery in this Settlement. Such adjustment shall take into account any reasonable, verifiable and necessary expenses associated with a divestiture, including any impact on securitization bonds. If such


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transaction results in an increased stranded cost amount, no increased stranded costs shall be recovered from ratepayers.

                           A. 8. West Penn agrees that it will not contend this
Settlement provides for inadequate recovery of NUG-related stranded costs as the basis for unilaterally reducing the contract rates paid to FERC-qualifying facilities selling power to West Penn under PUC-approved contracts. This settlement is not intended to limit and does not limit, in any way any other argument or claim West Penn may make regarding the rates paid to FERC-qualifying facilities selling power to West Penn under PUC-approved contracts. This settlement is also not intended to preclude and does not preclude mutually agreed upon buy down or buy out agreements or any other voluntary contract renegotiations.

                  B.       COLLECTION AND RATES

                           B.1. West Penn shall reduce its retail electric rates
by 2.5% effective January 1, 1999, and that 2.5% rate decrease will continue in effect through December 31, 1999. The January 1, 1999 rate decrease reflects the Company's obligation, as of the effective date of this Settlement, to make a refund to customers from 1998 revenues of $ 25.1 million (which excludes gross receipts tax). The rate decrease will apply to each rate classification and all customers within those rate classifications as set forth in Appendices B and K.

                           B.1.a. On January 1, 1999, West Penn will unbundle
its retail electric rates into the following components: (1) distribution charges, (2) transmission charges, (3) a CTC and, if applicable, an ITC and (4) a generation shopping credit. Transmission and distribution charges, and the amount for the ancillary services included therein shall be priced and stated separately. The system-wide average values for these components for the


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years and the appropriate income recognition for CTC amounts, both with and without the merger, are indicated as set forth in the following Appendix A. The proposed tariffs set forth in Appendix B are the tariffs that implement this Settlement.

                           B.1.b. The parties have contested the appropriate
method of setting CTC rates. The parties agree to resolve this conflict by acknowledging that the annual stranded cost values that West Penn is authorized to receive are as specified in Appendix A. The resulting annual CTC Revenue Requirements, subject to annual reconciliation and adjustment as required by
Section 2808(f) of the Act, to be collected from West Penn's customers are shown in Appendix A which also shows how CTC revenues will be divided between regulatory asset amortization and return. West Penn is authorized to create a regulatory asset for the stranded cost recovery values for 1999 through 2002, and the recovery of that regulatory asset shall be amortized over the years 2003 through 2008 as shown in Appendix A.

                           B.2. The Joint Petitioners agree that the rate cap
exceptions set forth in Section 2804(4) of the Electric Competition Act shall apply to the rates set forth in this Settlement, except as otherwise specifically set forth herein. If at any time during the CTC Recovery Period, West Penn requests and is granted a rate increase pursuant to Section 2804(4) of the Electric Competition Act (Rate Cap Exceptions) such increase shall not reduce the shopping credits listed in Appendices A and B and such increase shall be allocated to the appropriate unbundled rate category in accordance with determinations of the Commission.

                           B.3. The cap on West Penn's transmission and
distribution charges, which otherwise would expire on June 30, 2001 under
Section 2804(4) of the Electric


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Competition Act (66 Pa. C.S. Section 2804(4)), will be extended until December
31, 2005 for all retail customers. As set forth in Appendices A and B, the generation rate cap is extended from the end of 2005 to the end of 2008, three years beyond the statutory rate cap period provided in the Electric Competition Act, and is increased to 4.11 cents/KWH in 2006 and 2007, and increased to 4.39 cents/KWH in 2008. To the extent that West Penn transfers any generating capacity to an affiliate pursuant to Paragraph K.1 of this Settlement, any power subsequently purchased by West Penn from that affiliate shall be deemed to be within the control of West Penn for purposes of determining the applicability of the rate cap exception in Section 2804 (4)(iii)(D) of the Electric Competition Act. In any proceeding under that subsection, the Commission shall consider the impact of any sales by that affiliate to third parties in determining whether the rate cap exception should be granted.

                           B.4. The Joint Petitioners shall not file a complaint
with the Commission or otherwise challenge West Penn's current retail transmission or distribution rate structure, or the level of retail transmission charges or the level of West Penn's retail distribution rates as set forth in Appendices A and B hereto until the expiration of the transmission and distribution cap as set forth above. Any Joint Petitioner, however, may participate as a complainant or otherwise in any future transmission rate proceeding in which an increase in West Penn's transmission rates or change in rate structure is proposed and, further, may file a complaint or otherwise participate in any proceeding before the Commission to adjust West Penn's distribution rates as a result of any increase in West Penn's transmission rates or change in rate structure in effect as of November 1, 1998.

                           B.5. The transmission and distribution rate cap of
1.73 cents per KWH includes 1.72 cents per KWH for all existing costs and services and .01 cents per KWH for the sustainable energy fund during the transmission and distribution rate cap


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period. No new fees shall be proposed or charged during the transmission and distribution rate cap period for a cost or service that is included in the bundled transmission and distribution rate. In the event of merger with DQE, the transmission and distribution rates set forth in Appendix A will apply.

                           B.6. Pursuant to this Settlement, West Penn agrees to
cap the sum of its transmission and distribution charges, as described above. If, during the period that this rate cap is in effect, West Penn's transmission charges or rates (including but not limited to ancillary charges) are increased, then West Penn's distribution rates will be reduced in a non-discriminatory manner sufficient to avoid exceeding the transmission and distribution rate cap. Within sixty days after issuance of a Federal Energy Regulatory Commission ("FERC") Order modifying West Penn's transmission revenue requirement or rate structure to the extent that such change or modification affects West Penn's transmission charges, West Penn shall submit a tariff supplement with supporting data to the Pennsylvania Public Utility Commission which makes any necessary changes to West Penn's distribution rates to ensure that the sum of the distribution rates and the transmission rates and charges to each class of customers does not exceed the transmission and distribution rate cap.

                  C.       PROVIDER OF LAST RESORT

                           C.1. West Penn agrees that, for the duration of the
CTC/ITC recovery period, it will serve as the provider of last resort for all retail electric customers in its service territory that do not choose or cannot choose to purchase power from alternative suppliers, subject to the following terms, conditions and qualifications:

                           C.1.a. On January 1, 2001, 20% of all of West Penn's
residential customers -- determined by random selection, including low-income and inability-to-pay customers, and without regard to whether such customers are obtaining generation service


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from an EGS -- shall be assigned to a provider of last resort-default supplier other than West Penn that will be selected on the basis of a Commission-approved energy and capacity market price bidding process, except as provided in C.l.h. This service shall be referred to as Competitive Default Service ("CDS").

                           C.1.b. For purposes of this bidding process, all of
the customers selected shall constitute a single bidding block. To qualify for the CDS bidding process an EGS must, among other Commission-approved requirements, agree to provide in 2002 at least 2.0% of its offered energy supply for CDS service from solar, wind, sustainable biomass (including landfill gas but excluding incineration of Municipal Solid Waste), geothermal or ocean power. This increment shall increase by annual increments of 0.5% thereafter. The requirement to include these levels of sources in the resource mix may be lowered by the Commission if the cost of the power from these sources increases the cost of the entire block by more than 2% over what the cost would be without these sources.

                           C.1.c. Terms and conditions of CDS shall be
established, maintained, and modified by the Commission. Competitive Default Service bids will require a term that will be established by the Commission. Bids will provide a fixed rate for the term, unless an alternative rate structure is approved by the Commission. Any bid that exceeds the generation shopping credit will be rejected. West Penn's EDC or West Penn's divisional or affiliated EGSs may not bid (either directly or as a partner or participant in any business combination with a bidder) on CDS service. Any non-affiliated EGS or consortium of EGSs that are licensed by the Commission and that meet applicable terms and conditions and standards for CDS service may bid to provide CDS service. Chapter 56 billing and collection costs, uncollectible expense, and universal service costs shall be unbundled by West Penn. Revenues equal to the amount of these unbundled costs shall be portable with customers


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randomly assigned to the CDS and shall be provided to the CDS provider to the extent it is providing services funded by these unbundled costs.

                           C.l.d. A customer assigned to CDS retains the right
to elect a competitive EGS or return to West Penn default provider of last resort service at any time with no switching charge. If a consumer returns to CDS for any reason, the consumer will receive service from its CDS on the same terms and conditions and at the same rate available to other CDS customers. The CDS provider will, at the customer's option, provide a single bill, subject to the same standards for EGS consolidated billing as provided in Appendix C and as established by the Commission. The CDS will include all customer care functions, including processing customer accounts in accordance with all applicable regulations, including but not limited to Chapter 56. The CDS will be rebid annually, unless an alternative bidding term is approved by the Commission. If, 30 days prior to the annual bid the number of residential customers served by the CDS has fallen below 17%, a further random selection of customers shall be assigned to CDS service to restore the number of customers for the 20% level. The further random selection shall be chosen in a manner to be determined by the Commission. The Commission will develop qualifications for an EGS to bid on CDS, including credit worthiness and increased bond amount.

                           C.1.e. The EGS selected as the CDS provider will
assume all responsibilities and obligations associated with provider of last resort service that are specified by the Commission. By January 1, 2001, the Commission will issue final standards governing the PLR responsibilities and obligations of West Penn and the CDS in West Penn's service territory. Provided, however, that nothing in the Commission's final standards shall permit a CDS to install, initially test or maintain a residential meter prior to January 1, 2003.

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                           C.l.f. West Penn's distribution company shall satisfy
its obligation as provider of last resort by maintaining or purchasing, at wholesale, required amounts of energy and capacity from other generation suppliers including, in its sole discretion, any generation affiliates, and reselling that energy and capacity. Until January 1, 2001, West Penn will charge customers its tariff rates as set forth in Appendices A and B.

                           C.1.g. On and after January 1, 2001 West Penn as
provider of last resort-default supplier will price its generation service to residential customers at its sole discretion with the following limitations. West Penn will establish a rate for each residential rate schedule. The rate will be:

                           C.l.g. (i) no less than the price charged by the CDS
selected to be the alternative provider of last resort-default supplier in the 20% bid; and

                           C.1.g.(ii) no higher than the shopping credit.

                           C.1.h. In no event will the price exceed the shopping
credit or be lower than the winning CDS bid. In the event that no qualifying bids are received at or below the shopping credit, West Penn shall provide PLR service at the rate cap levels. Notwithstanding the above, West Penn retains the right to file a petition with the Commission seeking authorization for a rate cap exception pursuant to Section 2804 (4) (iii). Residential customers that remain with or return to West Penn provider of last resort-default service will pay the rate as set by West Penn during January of each year.

                           C.1.i. West Penn, as provider of last resort-default
supplier, will price its service to industrial and commercial customers at tariffed rates or at special contract rates as set forth in Appendix B.

                           C.1.j. The Joint Petitioners agree that through
December 31, 2008, customers may choose to purchase power from alternative suppliers and later return to take generation service from West Penn's EDC, or to their assigned provider of last resort-default supplier at the rates, riders and schedules in the approved tariffs.

                           C.2. This Settlement does not address, and the Joint
Petitioners make no commitment regarding, West Penn's obligation to serve after December 31, 2008, or the continuance or discontinuance of the right to choose an alternative supplier and later return after December 31, 2008. The obligation to serve beyond December 31, 2008 shall be subject to the Commission regulations promulgated pursuant to Section 2807 (e), or any Commission order regarding the obligation to serve.

                  D.       ENVIRONMENTAL ISSUES

                           D.1. Renewable Energy Development. West Penn has
included in its Tariff a Net Energy Metering Rider (as shown in Appendix B) which allows residential and small commercial customers to install and operate renewable energy generation, including appropriate provisions for self-generation and net metering. Renewable generation sources which qualify for service may include photovoltaic systems, biomass, coal mine-based methane gas, fuel cell, hydro, methane field, and wind. Also included, are hybrid renewable generation systems and other renewable technologies specifically approved by the Company.

                           D.2. The design and installation of the customer's
generation must comply with all applicable laws and regulations and shall meet all applicable safety and performance standards established by the National Electric Code, the Institute of Electrical and Electronics Engineers, Underwriters Laboratory and the Company. The Company has established standards to insure safety and reliability of interconnected operations. These standards are set forth in APS Engineering Manual Section 35, Subject Indices 1.0, 2.0 and
3.0 and are titled "Nonutility Generation", ("Standards"). These standards are on file with the Pennsylvania Public Utility Commission and must be satisfied before the Company will interconnect with the Customer. The interconnection requirements for the inverter portion of photovoltaic systems as described in IEEE P929 Recommended Practice for Utility Interface of Photovoltaic (PV) Systems including its references to Inverter test procedure UL 1741 references will be incorporated into the Company established standards as soon as the recommended practice becomes a standard. As further evidence of West Penn's commitment to this principal, the inspection fee included in Net Energy Metering Rider for a qualifying photovoltaic generating system has been set at $35.00 and the cost for the engineering review and inspection of other types of renewable generation systems based on actual cost up to a maximum of $250.00.

                           D.3. Sustainable Energy Fund. West Penn will
establish a sustainable energy fund which shall be funded by a payment of $11,425,721 on December 31, 1998. Beginning January 1, 2006, the fund shall be funded from the 1.73 cents per KWH transmission and distribution rate at .01 cents per KWH (less applicable gross receipts tax) on all power sold after that date, unless the Commission establishes new distribution rates. The .01 cent per KWH shall not automatically be considered a cost of service element upon expiration of the transmission and distribution rate cap. The Sustainable Energy Fund shall be managed by an administrator designated by a seven-member Board of Directors to be nominated by the Joint Petitioners and approved by the Commission. The fund shall operate according to the procedures set forth in its by-laws, which are to be reviewed and approved by the Commission. The fund is to have an annual audit and is to make semi-annual reports to the Commission and to the parties. The purpose of the fund is to promote the development and use of renewable energy and clean energy technologies, energy conservation and efficiency which promote clean energy.

                           D.4. Renewable Energy Pilot Program. West Penn agrees
to implement a low-income renewable energy pilot program for 1999 and 2000 which will consist of a solar hot water heater program and a photovoltaic program. The number of installations of solar hot-water heaters and photovoltaics shall be determined in a cooperative effort between West Penn, the Commission's Bureau of Consumer Services, the Office of Consumer Advocate, the Community Action Association of Pennsylvania, and the Pennsylvania Weatherization Providers Task Force and other interested parties during the design and development of the renewable energy pilot program. The renewable energy pilot program will be operated by Pennsylvania Weatherization Providers Task Force members agencies. The budget for the solar hot water heater program will be $110,000 for each year. The 1999 budget for photovoltaic installations will be $125,000 and the 2000 budget will be $265,000. The photovoltaic program may include small-scale wind and pv/wind hybrid systems. There will be a 5% administration factor for the entire budget. Funding of the renewable energy pilot program will be provided in the Universal Service and Energy Conservation budget other than the mandated LIURP and LIPURP funding levels set forth in the Commission Order of May 29, 1998. To the extent that the Company's renewable pilot program expenses in a given year do not reach the budgeted levels noted above, such unexpended funds will be rolled over to be spent in later years.

                           D.5. ECAP Programs. In order to foster competition in
the retail residential electric market in the western Pennsylvania region, and strengthen Pennsylvania's conservation and renewable energy initiatives, West Penn agrees to contribute four million dollars ($4 million) of shareholder funds to the Energy Cooperative Association of Pennsylvania (ECAP), a licensed aggregator, for a four-year program aimed at: (i) providing residential customers, particularly low-income and rural households, with lower priced electricity than they could secure on their own; (ii) enabling low-income customers to also realize long term savings through participation in ECAP's conservation services program consistent with West Penn's obligation under
Section 2804 (15) of the Act; (iii) providing an opportunity for clean and renewable energy sources to be expanded, and to become a greater part of the energy mix in Pennsylvania; and (iv) providing a practical opportunity to create a fuel mix source and emissions disclosure test/pilot program.

                           D.5.a. All ECAP low-income and rural programs and
services will be provided through the same Community-Based Organization networks in the manner prescribed in paragraphs D.4. and E.2. of this document except where these local providers are not in a position to or unwilling to provide the programs and services.

                           D.5.b. All ECAP low-income and rural program designs
will be submitted for review to the Commission's West Penn Consumer Advisory Committee as provided for in paragraph E.5 of this document. A report on this project shall be submitted annually by ECAP to the West Penn Consumer Advisory Committee.

                  E.       UNIVERSAL SERVICE AND ENERGY CONSERVATION

                           E. 1. West Penn shall implement a Universal Service
and Energy Conservation Program, including LIPURP and LIURP programs, in the manner and at the funding levels approved in the Commission's order of May 29, 1998, at pages 247-255. For purposes of this Settlement, the maximum level of funding as approved in the Order -- $5.88 million per year for LIPURP, and $2.202 million per year for LIURP, as well as the renewable energy pilot program -- shall be deemed to be reflected in the residential distribution rates set forth in the West Penn Tariff at Appendices B and K.

                           E.2. West Penn shall use Community-Action Agencies to
operate its LIPURP and Pennsylvania Weatherization Providers Task Force member agencies to operate its LIURP.

                           E.3. To the extent that the Company's expenses in a
given year do not reach the funding levels noted above, the excess monies collected for the universal service fund shall be rolled over to be spent in later years for universal service programs.

                           E.4. The allocation of any universal service and
energy conservation program costs among customer classes after the end of the distribution and transmission rate cap shall be determined by the Commission at that time.

                           E.5. A consumer advisory committee made up of
consumer, environmental, rural, public and utility representatives from or serving the West Penn service territory, including representatives of the Community-Action Association of Pennsylvania and the Pennsylvania Weatherization Task Force, and a staff member of the Commission's Bureau of Consumer Services, will be established to participate in the development of the Company's universal service and energy conservation programs. The committee will periodically review the Company's universal service and energy conservation programs and the Company will consider all committee recommendations.

                  F.       INDUSTRIAL TARIFFS

                           F.1. For Schedule 40 and 46, the Company will prorate
provisions of those rate schedules based upon the transmission, distribution and generation services purchased by the customer from the Company to the extent such purchases impact the rate schedule calculations for minimum billing demands, minimum bills, billing demand ratchets, and base bill demand and consumption.

                           F.2. For individual customers served on Schedules 40
and 46, 1998 demand and energy levels will be utilized as base year consumption for purposes of calculating the individual customer's CTC. A customer's growth in demand and energy usage above the customer's 1998 base year levels will be exempted from competitive transition charges. In no circumstance will the total CTC revenue allocated each year and collected from either Rate Schedule 40 or 46 be reduced due to this provision.

                           F.3. The Company will unbundle special and
individualized contracts into transmission, distribution, competitive transition charge and shopping credit components such that any discount or credit applied to each component will be portable and shall apply on a comparable basis whether or not a customer chooses to obtain generation supply from a competitive supplier.

                           F.4. The availability section of the Opportunity
Power Rider shall be amended in order to permit eight levels of Opportunity Power to be scheduled in any billing month as opposed to the current limitation of four levels.

                  G.       BILLING AND METERING

                           G.1. Commercial and Industrial Metering. Subject to
review as described in Paragraph G.7., in consultation with the Joint Petitioners regarding operational constraints, effective September 1, 1999, a Commission-licensed EGS may provide, finance, install, own, maintain, calibrate and remotely read advanced meters for service to commercial and industrial customers located in West Penn's service territory subject to the ability of the EGS to comply with Appendix C.(1)

                           G.1.a. Starting August 1, 1999, West Penn shall
maintain costbased rates in its tariff, to be approved by the Commission, to be offered to EGSs and customers for installation, initial testing and maintenance services for commercial and industrial customer advanced meters.

                           G.2. Commercial and Industrial Billing. In
consultation with the Joint Petitioners and subject to operational constraints, effective September 1, 1999, a Commission-licensed EGS may (in addition to any other rights to act as agent for the customer set forth in West Penn's tariffs) act as agent to provide a single bill and provide associated billing and collection services to commercial and industrial customers located in West Penn's service territory, subject to the ability of the EGS to comply with Appendix C.

                           G.3. Residential Metering. In consultation with the
Joint Petitioners regarding operational constraints, effective September 1, 1999, a Commission-licensed EGS

--------

         (1) Appendix C contains: (1) the original Appendix C to the PECO Settlement; (2) the comprehensive PECO Energy Company Competitive Metering Specifications; (3) the comprehensive PECO Energy Company Competitive Billing Specifications as approved by the Commission in PECO's restructuring docket: and
(4) the Commission's Order of July 1, 1998 implementing competitive billing and metering standards (Commission Docket No. R-00973953 and P-00971265).

may provide, finance, own, calibrate and remotely read advanced meters for service to residential customers located in West Penn's service territory subject to the ability of the EGS to comply with Appendix C. An EGS shall not install, initially test or maintain advanced meters for service to residential customers located in West Penn's service territory prior to January 1, 2003. Prior to January 1, 2003, all advanced meters for residential consumers shall be installed, initially tested and maintained by West Penn.

                           G.3.a. For the period between September 1, 1999 and
December 31, 2002, West Penn employees will install and initially test one EGS-provided advanced meter per year for each residential account, and will maintain such meter, without assessing any additional fees or charges on the customer or the EGS. Starting August 1, 1999, West Penn shall maintain cost-based rates in its tariff for installation, initial testing and maintenance of additional advanced residential meters. Neither West Penn nor any EGS shall assess any fees or charges to residential customers for meter testing or maintenance, except as permitted by 52 Pa. Code Chapters 56 and 57.

                           G.3.b. Starting October 1, 2002, West Penn shall
include cost based rates in its tariff, to be approved by the Commission, to be charged to EGSs and customers for installation, initial testing and maintenance services for residential advanced meters.

                           G.4. Residential Billing. Effective September 1,
1999, a Commission-licensed EGS may (in addition to any other rights to act as agent for the customer set forth in West Penn's tariffs) act as agent to provide a single bill and provide associated billing and collection services to its residential customers located in West Penn's service territory, subject to the ability of the EGS to comply with Appendix C.

                           G.5. Manual Meters. West Penn, as the EDC, shall
provide, finance, install, own, maintain, calibrate and read all manual meters that are used to provide service to retail electric customers located in West Penn's service territory.

                           G.6. Billing and Metering Credits. West Penn will
unbundle its retail electric rates for metering, metering services, meter reading, and billing and collection services to provide credits for those customers that have the right and elect to have an EGS perform these services. The unbundled rates for each customer class are set forth in Appendices B and D.

                           G.7. Determination of potential implementation
impediments for Competitive Metering and/or Billing on September 1, 1999. The Bureau of Audits, working with a third party consultant, shall conduct a review of any constraints raised by West Penn that may prevent implementation of competitive metering and/or billing on September 1, 1999. The third party consultant, who shall possess expertise in the area of utility billing and metering systems, will be selected by the Commission, in consultation with the Joint Petitioners. The review will examine those constraints which cannot reasonably be overcome in time to implement competitive metering and/or billing by September 1, 1999 and, if constraints are identified, will provide a recommendation as to when those constraints can be eliminated. The cost of the third party consultant shall be borne by West Penn at a cost not to exceed $100,000. The review shall be completed no later than June 30, 1999, and a report shall be submitted to the Commission and provided to the Joint Petitioners.

                           G.8. Development of Standards. By March 1, 1999, the
Joint Petitioners agree to modify Appendix C only as necessary to assure the standards are consistent with West Penn's systems and the provisions set forth in this Part.

                           G.9. Commission Standards. Regardless of whether the
Joint Petitioners reach agreement on the development of standards, by August 1, 1999, the Commission shall establish metering and billing standards for the West Penn service territory which adopt Appendix C and include only such modification to Appendix C necessary to make the standards consistent with West Penn operational systems, including the specific applicability of provisions contained within 52 Pa. Code Chapters 56 and 57 to EGSs performing consolidated billing. Upon the entry of a final Commission order, these standards will be applicable to those services being offered by the EDC or the EGS. These Commission standards shall also include, at a minimum, data exchange and billing format standards to facilitate the efficient, speedy and nondiscriminatory exchange of information between West Penn and EGSs necessary to a properly functioning competitive market for retail electric generation services. An EGS that bills EDC charges must comply with all billing and disclosure requirements for EDC charges applicable to an EDC absent waiver by the Commission, including the unbundling of transmission and distribution rates.

                           G.10. Physical Disconnection. Only West Penn EDC
employees can physically disconnect or reconnect a customer's distribution service. Physical termination of service for nonpayment may only be permitted for failure to pay for 2 EDC or PLR service.

                  H.       PHASE-IN

                           H.1. Direct access to electric generation suppliers
will be phased in for all customers located in West Penn's service territory in accordance with the West Penn Restructuring Order, in three steps -- one-third of the non-coincident peak load of each customer class of service will have access on January 1, 1999, two-thirds of the non-coincident peak load of each customer class on January 2, 1999, and the remainder on January 2, 2000.

                           H.2. In the event the Commission determines that an
additional six- month transition period is necessary prior to implementation of retail access on a statewide basis, pursuant to Section 2806(c)(1) and/or (c)(2) of the Public Utility Code. West Penn's service territory will be subject to a similar six-month extension. 66 Pa. C.S. Section 2806(c)(1) and (c)(2).

                  I.       EGS FUNCTION

                           I.1. As set forth in Appendix 1, West Penn shall
continue to operate functionally separate delivery and supply units. West Penn shall be permitted to have an EGS function subject to the Commission's Competitive Safeguards and Code of Conduct in Appendices G and H. Notwithstanding the above, West Penn is permitted to create an EGS that is structurally separate from West Penn EDC and West Penn GENCO that can serve retail load both inside and outside of West Penn's current certificated service territory and such structurally separate EGS shall be bound by the Competitive Safeguards and Code of Conduct in Appendices G and H.

                           I.2. The interim EGS license granted to West Penn
shall remain in effect and West Penn will be permitted to provide generation supplier services under such license to customers to which it was providing service on the date this settlement is approved by the Commission through the end of the last billing month of the contract under which service is being provided to customers as of the date of this agreement. Upon application, compliance with all applicable Commission regulations and notice to all Joint Petitioners,

West Penn may, pursuant to this Part I or Part K herein, transfer such license to an affiliated corporation, even if West Penn may no longer provide service under such license.

                           I.3. The Commission will develop Codes of Conduct,
separate and distinct from Codes of Conduct established in this proceeding, which will apply to EDC activities in the marketplace and which will clarify the PLR function. Issuance of Interim Guidelines Addressing Electric Distribution Companies' Activities Relating to Their Provider of Last Resort Function, Docket No. M-00960890 F. 0017.

                  J.       CODE OF CONDUCT

                           J.1. West Penn further agrees that it will be subject
to and governed by the Code of Conduct set forth in Appendix H to this Joint Petition upon final Commission approval of this Settlement. The Code of Conduct set forth in Appendix H shall remain applicable to West Penn until the later of January 1, 2001, or the date when the statewide generic code of conduct established by the Commission in its rulemaking becomes effective.

                  K.       TRANSFER OF GENERATING ASSETS

                           K.1. West Penn and its subsidiaries are permitted,
but not required, to transfer, lease or assign all of their generating assets and liabilities, as those assets and liabilities are delineated in its Restructuring Plan filing and included at the date of transfer in the accounts set forth in Appendix J hereto, and any other assets necessary for the operation of the generating plants, and their wholesale power purchase contracts (other than PUC-approved contracts with qualifying facilities selling power to West
Penn) to a separate corporate entity or entities. The entity or entities may, at West Penn's discretion, be an affiliate or subsidiary of West Penn or its parent or a non-affiliate. If an affiliate, such entity or entities may function as an EGS (as set forth in Section I above) outside of West Penn's service territory starting January 1, 1999, and as an EGS inside West Penn's service territory after January 1, 2004, as set forth in more detail in the Competitive Safeguards and the Code of Conduct attached hereto as Appendices G and H. Such entity may also receive an EGS license as set forth herein.

                           K.2. The wholesale power purchase contracts
transferred will exclude those wholesale power purchase contracts that West Penn utilizes to satisfy its provider of last resort obligations. West Penn shall also assign any market price based retail contracts entered into under West Penn's interim EGS license prior to the date of this agreement. The generating assets and liabilities shall be transferred at their net book value at the date of transfer. Once the transfer is completed, the generation entity, if an affiliate of West Penn, will be regulated by the Commission only if it makes retail sales, and then only as an EGS.

                           K.3. West Penn hereby requests, and the effectiveness
of this Settlement is conditioned upon, the Commission's approval, without addition, condition or modification, of all aspects of West Penn's transfer of its generation assets and liabilities and wholesale power purchase contracts under this Settlement and licensing as an EGS of the entity receiving such assets, and the Commission's issuance of such orders and certificates of public convenience as are necessary to implement those transfers. The Commission approval includes, but is not limited to, approval under Chapters 5, 11, 19, 21, and 28 of the Public Utility Code (66 Pa.C.S.). The Commission's approval shall expressly contain the statements required by section 32(c) of the Public Utility Holding Company Act of 1935, 15 U.S.C. Section 79z-5a(c), to wit: that the transfer (1) will benefit consumers, (2) is in the public interest and (3) does not violate state law.

                           K.4. The Joint Petitioners expressly acknowledge that
such transfers may require various regulatory approvals or waivers, including, without limitation, the FERC, the Securities and Exchange Commission and perhaps other agencies and third parties not subject to West Penn's control, and therefore the Joint Petitioners will neither oppose, nor support any opposition to, West Penn's requests to obtain such approvals. If such authorizations or waivers (other than approval by this Commission) are not obtained in a manner acceptable to West Penn, then West Penn will not transfer the generation assets or liabilities or contracts affected, provided, however that if a generating asset, liability or contract is not transferred, West Penn will continue to separate that asset, liability or contract and its operation from its regulated transmission and distribution functions by organizing generation assets, liabilities or contracts into a functionally separate business unit or units. Failure to obtain such authorization or waiver will not affect any other aspects of this Settlement.

                           K.5. West Penn and its affiliates and subsidiaries
agree to be bound by the competitive safeguard provisions set forth in Appendix
G. Upon request of a Joint Petitioner the information referenced in paragraph 8 of Appendix G shall be provided directly to the Joint Petitioner, who shall not disclose or use the information in a manner that violates the Commission's standard rules governing proprietary information. Complaints under these provisions shall be filed with the Commission and finally adjudicated by the Commission within sixty days of filing.

                           K.6. In the event West Penn transfers its assets as
set forth in this section, the affiliate to which such assets are transferred shall offer its owned capacity and associated energy in the amounts set forth in paragraph 7 of Appendix G, at non-discriminatory terms, rates and conditions to unaffiliated licensed EGSs through the year 2002.

                  L.       MISCELLANEOUS

                           L.1. All parties will commit to work with all other
parties to support and successfully implement all aspects of the Settlement Agreement.

                           L.2. Not later than November 30, 1998, the Company
shall file with the FERC, with service on the Joint Petitioners, such provisions of the Settlement Agreement (including Appendix F and other appendices) that the Company believes require FERC approval in order to effectuate the Settlement Agreement including filings necessary to adjust the Allegheny Power System Power Supply Agreement and the Allegheny Generating Company Power Agreement. The filings shall include only such provisions as have been agreed to by the Joint Petitioners. The Joint Petitioners agree to support or not to oppose such filings.

                           L.3. West Penn and AEC agree that the Company will
provide AEC the option, at AEC's sole discretion, to terminate, effective May 1, 1999, the generation capacity and energy services portions of the 1974 Electric Service Agreement, as amended, ("ESA") for the delivery points designated in the ESA with no continuing generation obligation and without any additional contract costs, contract penalties, stranded costs or extra contractual costs relating to generation services to AEC other than any obligation arising from the buyouts of the Milesburg, Shannopin and Burgettstown PURPA projects, as may ultimately be determined by specific final rulings from FERC or other court of competent jurisdiction (the "Option"). However, the execution of the Joint Petition may not, in any way, be used to support the existence of any such buyout obligations. AEC retains its full rights to oppose any filing seeking recovery of such buyout costs from it. The Option, if exercised by AEC, must be by a writing delivered to the Company at least 45 days in advance of May 1, 1999. Notwithstanding any other provisions of the Joint Petition, nothing in this Joint Petition other than this paragraph shall be deemed a modification of the existing capacity and energy sale and purchase requirements of the existing ESA. Without limitation of any existing rights to termination of the ESA, AEC shall decide whether, at its sole option, to discontinue the generation service provisions of the ESA at least 45 days prior to May 1, 1999. Even if AEC exercises the Option, the delivery service provisions of the ESA may, at AEC's sole option, remain in effect as provided for in the ESA as agreed to by the Company and AEC. Notwithstanding any provision of this Joint Petition, AEC retains any and all rights AEC may have under the ESA and may participate in any proceeding regarding the transfer of West Penn generating assets to protect AEC's rights under the ESA; provided that AEC shall not oppose the transfer of any generating assets, as provided in Paragraph K hereof.

                  M.       RESOLUTION OF OTHER ISSUES

                           M.1. Any issue not specifically addressed in this
Settlement and related agreements shall be treated and resolved in accordance with the resolution of that issue adopted by the Commission at this docket in the Restructuring Order entered May 29, 1998, the Reconsideration Order entered July 21, 1998, and Compliance Orders entered July 28, 1998 and September 17, 1998.

                  N.       WITHDRAWAL OF PENDING STATE AND FEDERAL COURT CASES

                           N.1. Within ten days of the execution of this Joint
Petition by all of the Joint Petitioners, the Petitioners in the following cases with the concurrence and support of the Commission and other parties and intervenors that are Joint Petitioners hereto, shall petition the Commonwealth Court to continue generally, further consideration of their respective actions (all such actions collectively referred to as the "Commonwealth Court Actions"):

1592 C.D. 1998    Hospital Shared Services and Administrative Resources, Inc.,
                  Petitioners v. PaPUC, Respondent
1700 C.D. 1998    West Penn Power, Petitioner v. PaPUC, Respondent
1798 C.D. 1998    Irwin A. Popowsky, Consumer Advocate, Cross-Petitioner v
                  PaPUC, Respondent
1821 C.D. 1998    West Penn Power Industrial Intervenors, Petitioner v. PaPUC,
                  Respondent
2076 C.D. 1998    West Penn Power, Petitioner, v. PaPUC, Respondent
2225 C.D. 1998    Irwin A. Popowsky, Consumer Advocate, Petitioner v. PaPUC,
                  Respondent
2308 C.D. 1998    West Penn Power, Petitioner, v. PaPUC, Respondent
2771 C.D. 1998    West Penn Power Industrial Intervenors, Petitioner v. PaPUC,
                  Respondent
2793 C.D. 1998    West Penn, Petitioner v. PaPUC, Respondent
2310 C.D. 1998    Citizen's Power, Inc. and the Pa. Public Interest Research
                  Group, Petitioners v. Pa. PUC, Respondent
798 M.D. 1998     West Penn Power, Petitioner, v. PaPUC, Respondent


                           N.3. Within ten days of the execution of this Joint
Petition by all of the Joint Petitioners, West Penn shall petition the United States District Court to continue generally its action filed at Civil Docket No. 98-1117 (W.D.Pa.).

                           N.4. Within ten days after the Commission's approval
of this Joint Petition becomes final and no longer subject to administrative or judicial challenge, West Penn shall (a) withdraw with prejudice all of its pending Commonwealth Court Actions, (b) withdraw with prejudice all of its pending Commonwealth Court Reconsideration Actions and (c) dismiss with prejudice, pursuant to Rule 41(a)(1), its pending civil action before the U.S. District Court, and the other Joint Petitioners shall similarly withdraw with prejudice all of their Commonwealth Court Actions and Commonwealth Court Reconsideration Actions.

                           N.5. The Joint Petitioners agree that they shall not
initiate or join in any court challenge, arising out of the issues resolved by this Settlement, to the constitutionality or legality of the Electric Competition Act such that would prevent or preclude implementation of this Settlement or any of its terms, this Joint Petition for Settlement or any order approving this Joint Petition, except as provided in Paragraph P.1., and provided that, notwithstanding any other provision of this Joint Petition, nothing in this Joint Petition shall prevent any Joint Petitioner that is a party to the restructuring proceedings of another utility from initiating or continuing any court challenge, including a challenge to the constitutionality or legality of the Electric Competition Act, arising from such proceedings.

                  O.       EFFECTIVENESS, DURATION AND ENFORCEMENT OF SETTLEMENT

                           O.1. The settlement proposed herein will go into
effect upon the Commission's issuance of a final order approving this Joint Petition and all the settlement terms and conditions without modification. The terms of this Settlement shall be implemented and enforceable notwithstanding the pendency of a legal challenge to the Commission's approval of this Joint Petition or to actions taken by another regulatory agency or Court, unless such implementation and enforcement is stayed or enjoined by the Commission, another regulatory agency, or a Court having jurisdiction over the matter.

                           O.2. The obligations under this Settlement that apply
for a specific term set forth herein shall expire automatically in accordance with the term specified, and shall require no further action for their expiration. This Settlement, including all of the terms and conditions set forth above, shall expire on December 31, 2008 except with respect to those aspects of this Settlement, orders of the Commission implementing this Settlement or


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
West Penn's tariff approved as part of this Settlement, implementation of which necessarily must be completed beyond that date.

                           O.3. The Joint Petitioners may enforce this Joint
Petition through any appropriate action before the Commission or through any other available remedy. Joint Petitioners shall consider any final Commission order related to the enforcement or interpretation of this Joint Petition as an appealable order to Commonwealth Court. This shall be in addition to any other available remedy at law and equity.

                           O.4. If a court grants a legal challenge to the
Commission's approval of this Joint Petition and issues a final non-appealable order which prevents or precludes implementation of any material term of the Settlement, or if some other legal bar has the same effect, then this Settlement is voidable, upon written notice by any Joint Petitioner.

                  P.       COMPLETE AGREEMENT; NO ALTERATIONS OR MODIFICATIONS

                           P.l. This Settlement resolves, with prejudice, all of
the issues specifically addressed herein and precludes the Joint Petitioners from asserting contrary positions with respect to any such issue during subsequent litigation, provided, however, that this Settlement is made without admission against or prejudice to any factual or legal positions which any of the Joint Petitioners may assert: (i) in the event that the Commission does not issue a final, non-appealable Order approving this Settlement without modification; or (ii) in other Pennsylvania utilities' Restructuring proceedings before the Commission under Section 2806(d) of the Electric Competition Act and related appeals; or (iii) other proceedings before the Commission or other for as long as such positions are not in derogation of this Settlement. The Joint Petitioners agree that this Settlement shall not constitute or be cited as controlling precedent in any other proceedings, including Pennsylvania utilities' restructuring proceedings before the Commission under Section 2806(d). This Settlement is determinative and conclusive of all of the issues addressed herein and constitutes a final adjudication as to the Joint Petitioners of the matters thereof.

                           P.2. This Settlement is expressly conditioned upon
the Commission's approval of all of the specific terms and conditions contained herein without modification. If the Commission should fail to grant such approval, or should modify any of the terms and conditions herein, this Settlement will terminate and be of no force and effect. The Joint Petitioners will make best efforts to support this Settlement and to secure its approval by the Commission.

                           P.3. It is expressly understood and agreed that this
Settlement constitutes a negotiated resolution solely of West Penn's restructuring proceedings at Docket No. R-00973981 and the related court appeals and other actions listed herein.

         IV.      PUBLIC INTEREST CONSIDERATIONS

                  The Joint Petitioners submit that this Settlement is in the public interest and should be approved in full for the following reasons:

                  1. Competition Will Be Promoted. Customers will receive shopping credits that may allow shopping customers to achieve bill savings. In addition, there will be an immediate overall 2.5 % rate decrease in 1999.

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
                  2. Transmission And Distribution Charges Will Be Capped For An Additional Period. The Settlement provides that the cap on West Penn's transmission and distribution charges, which otherwise would expire on June 30, 2001, will be extended through 2005.

                  3. Generation Rates Will Be Capped For An Additional Three Years. The Settlement provides that a cap on West Penn's generation rates, which otherwise would expire December 31, 2005, will be in place as provided in the Electric Competition Act (66 Pa. C.S. Section 2804(4)), until December 31, 2008 and is increased as set forth in Appendix A hereto.

                  4. Universal Service Coverage Will Be Expanded. The Settlement provides for expansion of funding levels for West Penn's LIPURP and LIURP programs. In addition, non-shopping customers will be served by the West Penn EDC in its role as a provider of last resort or a competitive provider of last resort that will offer electric service at market determined rates.

                  5. Economic Development and the Environment Will Benefit. The Settlement is intended to promote competition to the benefit of business and industry as well as to residential consumers. The Settlement promotes renewable energy development and provides for a renewable energy pilot program. The Settlement also provides for a sustainable energy fund designed to promote the development and use of renewable energy and clean energy technologies, energy conservation and efficiency which promote clean energy.

                  6. The Securitization of Stranded Assets Will Be Facilitated. The Settlement provides for the Commission to issue a Qualified Rate Order authorizing West Penn to securitize up to $670 million ($630 million in the event of a merger with DQE) of its recoverable stranded assets and costs.

                  7. Substantial Litigation And Associated Costs Will Be Avoided. The Settlement amicably resolves a number of important and contentious issues raised in the proceeding and, at the same time, provides for the withdrawal of various actions currently pending before state and federal courts. The administrative and appellate burden and costs to litigate these matters, including likely future appeals, to conclusion would be substantial.

                  8. The Settlement Is Consistent With Commission Policies Promoting Negotiated Settlements. The Joint Petitioners arrived at the settlement terms after conducting extensive discovery, submitting comprehensive testimony and engaging in in-depth discussions. The settlement terms and conditions constitute a carefully crafted package representing reasonable negotiated compromises on the issues addressed herein. Thus, this Settlement is consistent with the Commission's rules and practices encouraging negotiated settlements (see 52 Pa. Code Sections 5.231, 69.391, 69.401).

         V.       CONCLUSION

                  WHEREFORE, the Joint Petitioners, intending to be legally bound, respectfully request that the Commission: (1) approve the settlement terms and conditions set forth in the Joint Petition without modification; (2) amend the Commission's Restructuring Order and Reconsideration Order as necessary to implement the proposed Settlement; (3) approve the Tariff Supplements attached as Appendix B to become effective pursuant to the terms set forth therein; (4) issue the Qualified Rate Order set forth in


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
Appendix E hereto; (5) approve West Penn's transfer of generating assets as set forth herein; and (6) approve West Penn's establishment of a regulatory asset for certain CTC revenues as set forth herein.

                  The undersigned counsel or representatives certify that they have full authority to enter into this settlement and to act on behalf of their respective parties, and each is executing this agreement as a duly authorized representative of such party.


-------------------------------------------                          ----------
Michael P. Morrell                                                   Date
For West Penn




-------------------------------------------                          ----------
Irwin A. Popowsky, Esquire                                           Date
Tanya J. McCloskey, Esquire
Edmund J. Berger, Esquire
For Office of Consumer Advocate




-------------------------------------------                          ----------
Bernard A. Ryan, Jr., Esquire                                        Date
Steven C. Gray, Esquire
For Office of Small Business Advocate





-------------------------------------------                          ----------
Charles F. Hoffman, Esquire                                          Date
Scott H. DeBroff, Esquire
For Office of Trial Staff

-------------------------------------------                          ----------
David M. Kleppinger, Esquire                                         Date
Derrick Williamson, Esquire
For West Penn Power Industrial Intervenors





-------------------------------------------                          ----------
Kenneth Zielonis                                                     Date
For Pennsylvania Retailers' Association





-------------------------------------------                          ----------
William T. Hawke, Esquire                                            Date
For Mid-Atlantic Power Supply Association





-------------------------------------------                          ----------
Barbara Kates-Garnick                                                Date
Jeff Bladen
For New Energy Ventures





-------------------------------------------                          ----------
Kevin J. Moody, Esquire                                              Date
For Enron Power Marketing, Inc.






-------------------------------------------                          ----------
Patricia Armstrong, Esquire                                          Date
For Allegheny Electric Cooperative, Inc.

-------------------------------------------                          ----------
Kathleen O'Reilly, Esq.                                              Date
For Environmentalists






-------------------------------------------                          ----------
Mark Sundback, Esquire                                               Date
For Hospital Shared Services/Administrative Resources, Inc.




-------------------------------------------                          ----------
Charles E. Thomas, Jr., Esquire                                      Date
For Pennsylvania State University






-------------------------------------------                          ----------
Eugene Brady                                                         Date
For Community Action Association of Pennsylvania

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